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United Technologies Corporation

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United Technologies Corporation One Financial Plaza Hartford, CT 06103

February 27, 2004

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

Dear Fellow Shareowner:

I am pleased to invite the shareowners of United Technologies Corporation to attend the 2004 Annual Meeting of Shareowners to be held on April 14, 2004 at the Pratt & Whitney Space Propulsion facility located at 17900 Beeline Highway, Jupiter, Florida. The doors will open at 1:30 p.m. and the meeting will begin at 2:00 p.m. The meeting will address the following matters:

1.	Election of twelve directors.

2.	Appointment of Independent Auditors.

3.	Shareowner proposals described in the accompanying Proxy Statement.

4.	Other business if properly raised.

Shareowners of record of UTC Common Stock at the close of business on February 17, 2004, the record date for the meeting, and their authorized representatives by proxy will be entitled to attend and vote at the meeting.

Because seating is limited, we ask that shareowners request a ticket in advance to attend. Please refer to page 2 of the attached Proxy Statement for further information concerning tickets.

EACH VOTE IS VERY IMPORTANT. SHAREOWNERS ARE REQUESTED TO PLEASE SUBMIT A PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING. Most shareowners have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to the attached proxy materials or the information forwarded by the relevant bank, broker or other holder of record to see which voting methods are available.

George David

Chairman and Chief Executive Officer

REQUEST ELECTRONIC DELIVERY OF ANNUAL MEETING DOCUMENTS.

Shareowners may elect to receive future distribution of proxy documents and annual reports by electronic access. To take advantage of this cost-saving service, please see page 3 of the attached Proxy Statement for further information.

PROXY STATEMENT

UNITED TECHNOLOGIES CORPORATION

PROXY STATEMENT

The Board of Directors is soliciting proxies for the 2004 Annual Meeting of Shareowners of United Technologies Corporation (“UTC”) to be held on April 14, 2004. This Proxy Statement is first being made available to shareowners on or about February 27, 2004.

EACH SHAREOWNER’S VOTE IS VERY IMPORTANT. Whether or not shareowners plan to attend the Annual Meeting, all shareowners are requested to submit a proxy or voting instructions as soon as possible so that all shares can be voted at the meeting in accordance with the instructions of shareowners.

QUESTIONS AND ANSWERS

How does the Board of Directors recommend shareowners vote on the matters to be addressed? The Board recommends a vote FOR each of its nominees for election as directors, FOR the appointment of PricewaterhouseCoopers LLP as Independent Auditors, and AGAINST each of the shareowner proposals described on pages 17 through 23.

Who is entitled to vote? Shareowners of record of UTC Common Stock (“Common Stock”) at the close of business on February 17, 2004, the record date, and their authorized proxies are entitled to vote. A shareowner of record is a person or entity who held shares on that date registered in its name on the records of EquiServe Trust Company, N.A. (“EquiServe”), UTC’s stock transfer agent. Persons or entities who held shares on the record date through a broker, bank or other nominee (including any shares held through a UTC employee savings plan) are considered beneficial owners and generally are entitled to provide voting instructions to the registered holder. A list of registered shareowners entitled to vote will be available at UTC’s offices at One Financial Plaza, Hartford, CT for 10 days prior to the meeting and at the meeting location during the meeting.

How can shareowners vote? We send proxy cards and offer electronic voting to all registered shareowners to enable them to direct the voting of their shares. Those registered shareowners who previously have elected to receive electronic access to their proxy materials (rather than receiving mailed copies) and many active employees who participate in UTC employee savings plans will receive e-mail notification as to how to submit proxies or voting instructions. Brokers, banks and nominees typically offer telephonic or electronic means by which beneficial owners can submit voting instructions, in addition to the traditional mailed voting instruction cards. Shareowners who submit a proxy or voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any shareowner of record or holder of a legal proxy who wishes to vote in person at the Annual Meeting.

How can shareowners vote by telephone or via the Internet? Registered shareowners and beneficial owners through a UTC employee savings plan in the United States or Canada may submit proxies or voting instructions by telephone by dialing 1-877-PRX-VOTE or 1-877-779-8683, having a copy of the proxy card available for reference (or the e-mail message they receive with instructions on how to vote) and following the voice prompts. Registered shareowners and UTC savings plan participants may also submit proxies or voting instructions via the Internet by accessing the following website: www.eproxyvote.com/utx, having a copy of the proxy card available for reference (or the e-mail message they receive with instructions on how to vote) and marking the appropriate boxes. Please note that the facilities for telephone and Internet voting cannot accommodate cumulative voting for the election of a director, and therefore shareowners who wish to exercise cumulative voting rights can do so only by submitting a written proxy or voting instructions. Beneficial owners of shares held through a broker, bank or nominee may submit voting instructions by telephone or via the Internet if the firm holding their shares offers any of these voting methods. Beneficial shareowners should refer to the instructions on how to vote provided by that firm.

How will the proxy holders vote shares? The proxy holders designated on the proxy card will vote according to the instructions shareowners submit on proxy cards, by telephone or via the Internet. If shareowners sign and return proxy cards but do not indicate voting instructions on one or more of the matters listed, the proxy holders will vote the uninstructed shares for the Board’s nominees for election as a director, for the appointment of PricewaterhouseCoopers LLP, and against each of the shareowner proposals.

How many shares can vote? As of February 17, 2004, the record date, 515,657,492 shares of Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the votes entitled to be cast.

How many votes are needed for matters to be adopted at the meeting? Directors are elected by a plurality of the votes cast. This means that the twelve nominees who receive the highest number of votes will be elected. Other matters will be approved if they receive the affirmative vote of a majority of the votes constituting the quorum. If a shareowner abstains from voting on a particular matter, or if a broker is not allowed under stock exchange rules to vote shares for which a client has not given voting instructions, the effect will be the same as a vote against the matter.

Is cumulative voting for directors permitted? Yes. When voting for the election of directors, each owner of Common Stock is entitled to a number of votes equal to the number of shares of Common Stock owned multiplied by the number of directors to be elected. This number of votes may be cast for a single nominee or distributed among any two or more nominees, in the discretion of the shareowner. Cumulative voting rights can be exercised only by submission of a written proxy or voting instruction. If no instruction is given, the votes will be distributed by the proxy holders equally among the Board’s nominees.

Who can attend the Annual Meeting and how can shareowners request tickets? All shareowners of record on February 17, 2004 or their authorized proxies may attend. Since seating is limited, we ask that shareowners request tickets in advance to attend. Holders of shares registered in their name on the records of EquiServe and beneficial owners through a UTC savings plan can request tickets by sending an e-mail request to the Corporate Secretary at corpsec@corphq.utc.com or by returning the Reservation Card provided with the mailed annual meeting materials. Persons who forget to bring a ticket will be admitted to the meeting only if they bring proof that they were a shareowner of record or UTC savings plan participant as of February 17, 2004 and proof of identification. Persons holding shares through a broker, bank or nominee may request a ticket by writing to the Corporate Secretary and including a copy of a brokerage account statement or a legal proxy from the broker, bank or nominee, in either case evidencing their ownership of shares as of the record date.

Who will count the vote? Will votes be confidential? Representatives of EquiServe will receive and tabulate proxies, act as independent Inspectors of Election, supervise the voting and decide the validity of proxies. EquiServe has been instructed that the vote of each shareowner must be kept confidential and must not be disclosed (except in the event of legal proceedings or, in the event of a contested proxy solicitation, to permit the solicitation of the votes of undecided shareowners).

Can a proxy be revoked? Yes. Shareowners may revoke any proxy before it is voted by sending written notice to the Corporate Secretary identifying the proxy being revoked; by following the prompts provided through the telephone and Internet voting facilities for revoking a proxy previously submitted by telephone or via the Internet; by submitting a new proxy with a later date; or by voting in person at the meeting.

How are shares held by the UTC employee savings plans voted? Participants in the UTC Employee Savings Plan may direct the voting of their beneficial interest in Common Stock by the savings plan trustee by returning a voting instruction card or by providing voting instructions by telephone or via the Internet. If participants do not provide voting instructions or if the instructions are incomplete or unclear, the trustee will vote the uninstructed shares with the plurality of shares for which voting instructions have been received. The trustee will also vote unallocated Common Stock in the Savings Plan with the plurality of instructed shares.

How will voting on any other business be conducted? Although we do not know of business to be conducted at the meeting other than the matters described in this Proxy Statement, duly signed proxy cards and voting instructions submitted by telephone or via the Internet authorize the proxy holders to vote in accordance with their judgment on any other matters that may arise.

When are shareowner proposals for the 2005 Annual Meeting due? A shareowner who wishes to have a proposal included in UTC’s proxy statement for the 2005 Annual Meeting must submit the proposal in writing to the Corporate Secretary for receipt by October 29, 2004, in order to be considered for inclusion. Shareowners who wish to introduce a proposal to be voted on at UTC’s 2005 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than December 15, 2004 and no later than January 14, 2005.

How are proxies solicited and how much did this solicitation cost? Proxies will be solicited on behalf of the Board of Directors by mail, by e-mail, in person and by telephone. UTC will bear the cost of soliciting proxies and reimburse brokers and other nominees for reasonable out-of-pocket expenses for forwarding proxy materials to beneficial shareowners. Georgeson Shareholder Communications, Inc. has been retained by UTC to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $16,000, plus expenses.

How can shareowners obtain electronic access to the proxy materials, instead of receiving mailed copies? Holders of shares registered in their name on the records of EquiServe may contact EquiServe at www.econsent.com/utx to sign up to receive electronic access to the materials rather than receiving mailed copies. These shareowners will receive e-mail notification when the Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a UTC website and instructions on how to vote shares via the Internet. Enrollment for electronic access will be effective for a future annual meeting if received two weeks prior to the record date for that meeting, and remain in effect for subsequent years, unless cancelled two weeks prior to the record date for any subsequent annual meeting. Beneficial shareowners also may be able to request electronic access to proxy materials by contacting the broker, bank or nominee, or by contacting ADP Investor Communication Services at www.utc.com/investors/econsent/ics.htm.

How can shareowners reduce the number of copies of proxy materials sent to a household? Eligible beneficial shareowners who share a single address may have received a notification that only one copy of the Annual Report and Proxy Statement will be sent to that address unless the broker, bank or nominee that provided the notification received contrary instructions from any beneficial shareowner at that address. This practice, known as “householding”, is designed to reduce printing and mailing costs. However, if a beneficial shareowner at such an address wishes to receive a separate Annual Report or Proxy Statement this year or in the future, the shareowner may contact the Corporate Secretary at 860-728-7870 or at UTC, One Financial Plaza, Hartford CT 06103. Eligible registered shareowners receiving multiple copies of these documents can request householding by contacting UTC in the same manner. Persons holding shares through a bank, broker or nominee can request householding by contacting the nominee.

Who are the largest shareowners? As of December 31, 2003, based on filings with the SEC, UTC was not aware of any beneficial owners holding more than five percent of the outstanding shares of Common Stock. While State Street Bank and Trust Company, as trustee, holds all of the Common Stock beneficially owned by employees who participate in UTC’s Employee Stock Ownership Plan, State Street Bank and Trust Company disclaims beneficial ownership of those shares.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Item 1.    Election of Directors. The entire Board of Directors is elected annually by the shareowners at the Annual Meeting. The Board has selected twelve nominees based upon the recommendation of its Committee on Nominations and Governance, which evaluates candidates based upon their ability, integrity and experience. Each nominee is currently serving as a director and was elected a director at the 2003 Annual Meeting, with the exception of Betsy J. Bernard who was elected to the Board on September 10, 2003 and Harold McGraw III and Christine Todd Whitman, who were both elected on December 10, 2003.

The Board has adopted the independence standards for directors set forth in the Appendix to this Proxy Statement. These standards conform to the standards required by the New York Stock Exchange (“NYSE”) for listed companies. Based on UTC’s director independence standards, the Board has affirmatively determined that each of the nominees, other than Mr. David, is independent. If any of the nominees becomes unavailable prior to the Annual Meeting to serve as a director, the Board may either select a replacement nominee or reduce the number of directors to be elected. The proxy holders will vote the shares for which they serve as proxy for any replacement candidate nominated by the Board.

Stephen F. Page will be retiring in April from his positions as a Director, Vice Chairman and Chief Financial Officer. The Board expresses its utmost appreciation to Mr. Page for his dedicated service.

The Board of Directors recommends that shareowners vote FOR each of the nominees.

Item 2.    Appointment of Independent Auditors. The Audit Committee and the Board of Directors have nominated PricewaterhouseCoopers LLP to serve as Independent Auditors for UTC until the next Annual Meeting in 2005. UTC retained PricewaterhouseCoopers LLP to provide services for 2003 and 2002 in the following categories and amounts:

(In thousands)	2003	2002
Audit Fees	$14,569	$10,560
Audit Related Fees	$1,181	$2,120
Tax Fees	$6,701	$12,865
All Other Fees	$115	$2,772

Total	$22,566	$28,317

Audit Fees represent fees for the audit of UTC’s consolidated annual financial statements and review of interim financial statements in UTC’s 10-Q reports.

Audit Related Fees represent fees for due diligence assistance related to mergers and acquisitions, employee benefit plan audits, assistance regarding the application of GAAP to proposed transactions and special reports pursuant to agreed upon procedures. In 2003, services were also provided in connection with compliance with new internal control rules.

Tax Fees represent fees for tax compliance, tax consulting and tax planning.

For 2003, All Other Fees represent fees for legal compliance and business practices reviews. For 2002, these services were primarily financial information systems design and implementation and internal audit co-sourcing services.

The Audit Committee has adopted procedures requiring Committee review and approval in advance of all particular engagements for services provided by UTC’s independent auditors. Consistent with applicable laws, the procedures permit limited amounts of services, other than audit, review or attest services, to be approved by one or more members of the Committee pursuant to authority delegated by the Committee, provided the Committee is informed of each particular service. All of the engagements and fees for 2003 were approved by the Committee. Approximately 7% of Audit Related Fees and 1% of Tax Fees were initially approved by the Chairman of the Committee pursuant to delegated authority, and were subsequently approved by the Committee. The Committee reviews with PricewaterhouseCoopers LLP whether the non-audit services to be provided are compatible with maintaining the auditors’ independence. The Board has determined that, starting in 2003, fees paid to the independent auditors for non-audit services in any year will not exceed the fees paid for audit services during the year. Permissible non-audit services will be limited to fees for tax services, accounting assistance or audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareowners.

The Board of Directors recommends that shareowners vote FOR appointment of PricewaterhouseCoopers LLP.

Items 3-7.    Shareowner Proposals. Four shareowner proposals and the responses of the Board of Directors are included beginning on page 17.

The Board of Directors recommends that shareowners vote AGAINST each of the shareowner proposals for the reasons given on pages 17 through 23.

The Board of Directors is not aware of other business matters to be presented for action at the Annual Meeting. However, in the event that another matter properly comes before the meeting, the shareowners present at the meeting and the proxy holders, acting in their judgment, will have an opportunity to vote on the item.

GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

Nominees. The following are brief biographies for each nominee for election to the Board of Directors:

BETSY J. BERNARD served as President of AT&T Corporation (telecommunications) from October 2002 through December 2003. In this position, she served as a member of AT&T’s Office of the Chairman, the company’s governing executive panel, and also led AT&T Business. Prior to being named President, she led AT&T Consumer from April 2001 through September 2002. Prior to joining AT&T in April 2001, Ms. Bernard was Executive Vice President – National Mass Markets for Qwest Communications International from 2000 to 2001, Executive Vice President – Retail Markets for US West from 1998 to 2000, and President, Chief Executive Officer and Director of Avirnex Communications from 1997 to 1998. Ms. Bernard also serves on the Boards of the Principal Financial Group and the United Negro College Fund. In addition, she is a member of the International Women’s Forum. Ms. Bernard is 48 and has been a UTC director since September 2003.

GEORGE DAVID, Chairman and Chief Executive Officer, United Technologies Corporation. Mr. David was elected Chief Executive Officer in 1994 and Chairman in 1997. He has also served as UTC’s President since January 2002, and previously held that position from 1992 to 1999. Mr. David is a member of the Board of Directors of Citigroup Inc. and the Board of Trustees of The Carnegie Hall Corporation, Inc. He is also a Board member of the Institute for International Economics and the National Academy Foundation, and a member of The Business Council and The Business Roundtable. Mr. David was awarded the Order of Friendship from the Russian Federation in 1999. In 2002, France named him to its Legion of Honor. Mr. David is 61 and has been a UTC director since 1992.

JEAN-PIERRE GARNIER, Ph.D., has served as Chief Executive Officer and Executive Member of the Board of Directors of GlaxoSmithKline plc (pharmaceuticals) since 2000. Dr. Garnier served as Chief Executive Officer of SmithKline Beecham plc in 2000 and as Chief Operating Officer and Executive Member of the Board of Directors of SmithKline Beecham plc from 1996 to 2000. He served as Chairman, Pharmaceuticals, SmithKline Beecham from 1994 to 1995. Dr. Garnier is a director of the Eisenhower Exchange Fellowships. Dr. Garnier is 56 and has been a UTC director since 1997.

JAMIE S. GORELICK is a partner in the Washington, D.C. law firm of Wilmer Cutler Pickering LLP. From 1997 to 2003 she served as Vice Chair of Fannie Mae, a New York Stock Exchange company and the nation’s largest source of financing for home mortgages. From 1994 to 1997 Ms. Gorelick was Deputy Attorney General of the United States and, before that, General Counsel of the Department of Defense. She is currently a member of the bi-partisan National Commission on Terrorist Attacks Upon the United States. Ms. Gorelick serves on the Harvard Board of Overseers and the Boards of Schlumberger Ltd., America’s Promise, the Carnegie Endowment for International Peace, the John D. and Catherine T. MacArthur Foundation, and the Washington Legal Clinic for the Homeless. She is a member of the Central Intelligence Agency’s National Security Advisory Panel and the Council on Foreign Relations. Ms. Gorelick is 53 and has been a UTC director since 2000.

CHARLES R. LEE served as the Non-Executive Chairman of the Board of Directors of Verizon Communications (telecommunications) from April 2002 until his retirement in December 2003. He was Chairman and Co-Chief Executive Officer of Verizon Communications from June 2000 to March 2002. Prior to the merger of GTE Corporation and Bell Atlantic Corporation to form Verizon Communications, Mr. Lee served as Chairman and Chief Executive Officer of GTE Corporation from 1992 to 2000. He is a director of United States Steel Corporation, Marathon Oil Corporation, The Proctor & Gamble Company and Hughes Electronics Corporation. Mr. Lee is a member of the Board of Overseers of the Weill Cornell Medical College. He is a Trustee Emeritus and Presidential Councilor of Cornell University and a director of Project Grad. He serves on the Boards of Directors of the Stamford Hospital Foundation and the New American Schools Development Corporation. He is a member of The Business Council. Mr. Lee is 64 and has been a UTC director since 1994.

RICHARD D. MCCORMICK served as Chairman of the Board of U S WEST, Inc. (telecommunications) from June 1998 until his retirement in May 1999. He was Chairman, President and Chief Executive Officer of U S WEST, Inc. from May 1992 until June 1998. He is also a director of Wells Fargo and Company, HealthTrio Inc. and Unocal Corporation. In addition, he is Honorary Chairman of the International Chamber of Commerce, Vice Chairman of the United States Council for International Business, and a trustee of the Denver Art Museum. Mr. McCormick is 63 and has been a UTC director since 1999.

HAROLD W. MCGRAW III has been Chairman of the Board of the McGraw-Hill Companies (global information services) since 2000 and President and Chief Executive Officer of McGraw-Hill since 1998. Mr. McGraw was President and Chief Operating Officer of McGraw-Hill from 1993 to 1998. He is a member of The Business Roundtable, The Business Council and serves as Chairman of The Emergency Committee for American Trade. He also serves on the Boards of the National Organization on Disability, the National Actors Theatre, the National Academy Foundation, the National Council on Economic Education and Hartley House (a New York City community settlement house) and is co-chair of Carnegie Hall’s Corporate Leadership Committee. Mr. McGraw is 55 and has been a UTC director since December 2003.

FRANK P. POPOFF is the Retired Chairman and Chief Executive Officer of The Dow Chemical Company, Midland, Michigan. Mr. Popoff served as Chairman of The Dow Chemical Company from 1992 to 2000 and as its Chief Executive Officer from 1987 to 1995. Mr. Popoff is also a director of American Express Company, Qwest Communications International Inc., Chemical Financial Corporation and Shin-Etsu Chemical Co. Ltd. He is a past Chairman of the Chemical Manufacturers Association and a founder of The Business Council for Sustainable Development. He is also a member of the American Chemical Society and Director Emeritus of The Dow Chemical Company and the Indiana University Foundation. Mr. Popoff is 68 and has been a UTC director since 1996.

H. PATRICK SWYGERT has served as President of Howard University since 1995. Mr. Swygert served as President of the State University of New York at Albany from 1990 to 1995, and as Executive Vice President of Temple University from 1987 to 1990. He also serves on the Boards of Fannie Mae and Hartford Financial Services Group Inc. Mr. Swygert is Chairman of the Historically Black Colleges and Universities Capital Financing Program Advisory Board of the U.S. Department of Education, a member of the Brown v. Board of Education U.S. Commemoration Commission, and a member of the National Security Agency Advisory Board. Mr. Swygert is 60 and has been a UTC director since 2001.

ANDRÉ VILLENEUVE has been Chairman of Euronext.LIFFE, the London futures and derivatives exchange since August 2003. He served as an executive director of Reuters from 1989 to 2000. He was Chairman of Instinet Corporation, an electronic brokerage subsidiary of Reuters from 1990 to 1999, and Executive Chairman from 1999 to 2002. He was Chairman of Promethee, the French think tank, from 1998 to 2002. He is currently a non-executive director of Aviva PLC (formerly Commercial Union, then CGU), IFRI (Institut Francais de Relations Internationales) and EuroArbitrage. Mr. Villeneuve is 59 and has been a UTC director since 1997.

HAROLD A. WAGNER has served as Chairman (non-executive) of Agere Systems Inc. (communications components) since 2001. He served as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc. from 1992 to 2000 and as its Chairman, President and Chief Executive Officer from 1992 to 1998. He is a director of CIGNA Corporation, PACCAR Inc. and Maersk, Inc. He also serves on the Business Advisory Council of A. P. Moller, Inc., the Board of Trustees of Lehigh University, the Board and Executive Committee of the Eisenhower Exchange Fellowships, and is Chairman of the Board of the Dorothy Rider Pool Healthcare Trust. He is a member of The Business Roundtable and the KidsPeace®National Council for Kids. Mr. Wagner is 68 and has been a UTC director since 1994.

CHRISTINE TODD WHITMAN served as Chief Administrator of the U.S. Environmental Protection Agency from January 2001 through June 2003. She was Governor of the State of New Jersey from 1994 through 2001. She is also a director of Texas Instruments Incorporated, S.C. Johnson & Son, Inc. and the Chicago Climate Exchange. Ms. Whitman is 57 and has been a UTC director since December 2003.

The Board met seven times during 2003 with an average attendance of 97%. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board and Committees on which he or she served. The non-management directors meet in regularly scheduled executive sessions and have selected Mr. Wagner to serve as Presiding Director at executive sessions. The Board’s policy is that directors standing for reelection should attend the annual meeting of shareowners if their schedules permit. All of the directors standing for election at the last annual meeting in April 2003 attended that meeting.

Committees of the Board. The Audit Committee, the Committee on Nominations and Governance, the Committee on Compensation and Executive Development and the Public Issues Review Committee are each composed solely of directors determined by the Board to be independent in accordance with the applicable NYSE listing standards. The charters of these committees are available on UTC’s website at www.utc.com.

The Audit Committee assists the Board in its oversight of the integrity of UTC’s financial statements and the qualifications and independence of the independent auditors. The Committee also nominates an accounting firm to serve as independent auditors. During 2003, the Committee held eight meetings and Directors Gorelick, McCormick, McGraw, Popoff (Chairman), Villeneuve and Wagner were members of the Committee. The Board has determined that Directors McCormick, Popoff, Villeneuve and Wagner are audit committee financial experts within the meaning of the rules of the Securities and Exchange Commission and that all Committee members are independent in accordance with the NYSE listing standards currently in effect. The Committee will be composed solely of members who are independent in accordance with the NYSE’s announced independence rules for audit committee members upon the entry into effect of those rules.

The Committee on Nominations and Governance recommends criteria for service as a director, reviews candidates and recommends appropriate governance practices and compensation for directors. During 2003, the Committee held four meetings and Directors Bernard, Garnier, Lee, McCormick (Chairman), Swygert and Wagner were members of the Committee. The Committee believes candidates for the Board should have the ability to exercise objectivity and independence in making informed business decisions; extensive knowledge, experience and judgment; the highest integrity; loyalty to the interests of UTC and its shareowners; a willingness to devote the extensive time necessary to fulfill a director’s duties; the ability to contribute to the diversity of perspectives present in board deliberations; and an appreciation of the role of the corporation in society. UTC’s Governance Principles also require that a substantial majority of the Board be independent in accordance with NYSE listing standards. The Committee considers candidates meeting these criteria who are suggested by directors, management, shareowners and search firms hired to identify and evaluate qualified candidates. Shareowners may submit recommendations in writing by letter addressed to the Corporate Secretary. From time to time, as occurred during 2003, the Committee recommends highly qualified candidates who are considered to enhance the strength, independence and effectiveness of the Board. The three new directors who joined the Board during 2003 were selected by the Committee after considering a number of candidates including persons suggested by independent directors, management, search firms and a shareowner. Each of the new directors was recommended by one or more of the independent directors and members of management. UTC pays fees to one or more search firms from time to time to assist in the identification and evaluation of qualified candidates.

UTC’s Corporate Governance Principles and Code of Ethics are available on UTC’s website at www.utc.com. The Code of Ethics applies to all directors and employees, including the principal executive, financial and accounting officers. Shareowners may send communications to the Board, the Chairman, the Presiding Director or one or more non-management directors by using the contact information provided on UTC’s website (www.utc.com) under the headings “Governance”, “Contact UTC’s Board”. Shareowners also may send communications by letter addressed to the Corporate Secretary at UTC, One Financial Plaza, Hartford, CT 06103 or by contacting the Business Practices Office at 860-728-6485. All communications will be received and reviewed by UTC’s Business Practices Office. The receipt of concerns about UTC accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee. The receipt of other concerns will be reported to the appropriate Committee(s) of the Board. UTC employees can raise questions or concerns confidentially or anonymously using UTC’s Ombuds/Dialog program.

The Committee on Compensation and Executive Development assists the Board in its oversight of compensation and development programs for senior executives, including corporate goals and objectives relevant to the Chief Executive Officer’s compensation, approval of Chief Executive Officer compensation based on an evaluation of performance in light of these goals and objectives, review of long term incentive plans and annual incentive compensation and review of compensation actions affecting other executives. The Committee also reviews management development policies and programs. During 2003, the Committee held five meetings and Directors Garnier, Lee, McCormick, Popoff and Wagner (Chairman) were members of the Committee.

The Finance Committee reviews and makes recommendations to the Board on the management of the financial resources of UTC and major financial strategies and transactions. During 2003, the Committee held five meetings and Directors David, Gorelick, Lee (Chairman), Page, Popoff, Swygert, Villeneuve and Whitman were members of the Committee.

The Public Issues Review Committee reviews UTC’s contributions program, political action committees, and responses to public issues such as equal employment opportunity, the environment, and safety in the workplace. During 2003, the Committee held four meetings and Directors Bernard, Garnier (Chairman), Gorelick, McGraw, Swygert, Villeneuve and Whitman were members of the Committee.

Compensation of Directors. Nonemployee directors are paid an annual retainer of $100,000 ($110,000 for committee chairs, $125,000 for Audit Committee members, $135,000 for the Audit Committee Chair and the Presiding Director at executive sessions of the non-management directors), which they may elect to receive in one of the following forms: (a) 60% in deferred stock units issued under the Directors Deferred Stock Unit Plan and 40% in cash; (b) 100% in deferred stock units; (c) 60% in non-qualified options to purchase Common Stock and 40% in cash; or (d) 100% in non-qualified options to purchase Common Stock. Each stock unit has a value equal to one share of Common Stock. Following termination of a director’s service, the value of the accumulated units is paid in cash as a lump sum or in installments, at the election of the director. Each stock unit balance is credited with additional stock units equivalent in value to the dividend paid on the corresponding number of shares of Common Stock. Each nonemployee director also receives annually, on the date of the annual meeting, a grant of stock options valued at $100,000.

All nonemployee director stock options are issued under the Nonemployee Director Stock Option Plan. Options are valued at issuance using the Black-Scholes option valuation model. All director options have an exercise price equal to the closing price of Common Stock on the date of issuance, become exercisable after three years, and have a ten-year term.

Each nonemployee director receives on the date of election to the Board a one-time grant of restricted stock units valued at $100,000, with the number of units based on the closing price of Common Stock on the date of grant. Dividend equivalents are credited on the units. The units awarded vest ratably over five years, but may not be transferred until the director retires or resigns from the Board. If a director leaves the Board before all of the units vest, the non-vested units will be forfeited, except that, in the event of death or disability, a change in control of UTC, or if a director retires or resigns to accept full-time employment in public or charitable service, all unvested units will vest immediately. At retirement, the director will receive the value of the units in cash.

UTC maintains a charitable gift program for directors elected prior to 2003, funded by life insurance on the lives of the participating directors. Under this program, UTC will make charitable contributions totaling up to $1 million following the death of a director, allocated among up to four charities recommended by the director. Beneficiaries must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations paid by UTC are expected to be deductible from taxable income for federal and other income tax purposes. Directors derive no financial benefit from the program since all insurance proceeds and tax deductions accrue solely to UTC.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of February 1, 2004, the shares of Common Stock beneficially owned (including rights to acquire beneficial ownership of shares upon the exercise of stock options exercisable within 60 days) by each director and each nominee for election to the Board, each of the five executive officers named in the Summary Compensation Table on page 13 (the “Named Executive Officers”) and all of the directors and executive officers as a group. Using the same definition of beneficial ownership, each of the directors, nominees and executive officers beneficially owned less than 1% of the outstanding Common Stock and the directors and executive officers as a group beneficially owned approximately 1.6% of the Common Stock.

Name	Shares Beneficially Owned(1)
Betsy J. Bernard	0	(2)(4)
George David	3,805,574
Jean-Pierre Garnier	18,050	(3)(4)
Jamie S. Gorelick	8,500	(3)(4)(5)
Charles R. Lee	33,730	(3)(4)(5)
Richard D. McCormick	20,250	(3)(4)(5)
Harold McGraw III	0	(2)(4)
Stephen F. Page	795,314
Frank P. Popoff	18,850	(3)(4)(5)
H. Patrick Swygert	500	(2)(4)(5)
André Villeneuve	15,100	(3)(4)
H. A. Wagner	28,242	(3)(4)(5)
Christine T. Whitman	0	(2)(4)
Ari Bousbib	345,781
Geraud Darnis	171,883
Louis Chênevert	356,631
Directors & Executive Officers as a Group (32 in total)	8,040,771

(1)	Included in the number of shares beneficially owned by Messrs. David, Page, Bousbib, Darnis and Chênevert and all directors and executive officers as a group are 3,025,000; 683,000; 314,000; 145,000; 335,000 and 6,697,410 shares, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of employee stock options; 727,352; 78,903; 9,945; 11,897; 19,268 and 1,035,198 shares, respectively, as to which such persons have sole voting and investment power and 53,183; 33,387; 21,784; 14,948; 2,347 and 307,802 shares, respectively, as to which such persons have sole voting but no investment power.

(2)	Ms. Bernard, Messrs. McGraw and Swygert and Mrs. Whitman also hold 1,290; 1,133; 1,419 and 1,133 non-voting restricted stock units, respectively. Each balance includes units acquired upon election to the Board plus subsequent dividend equivalents.

(3)	Each of the following directors has sole voting power but no investment power with respect to the following shares of restricted Common Stock:

Jean-Pierre Garnier	3,200	Frank P. Popoff	4,000
Jamie S. Gorelick	2,000	André Villeneuve	2,400
Charles R. Lee	4,000	H. A. Wagner	4,000
Richard D. McCormick	1,600

(4)	The nonemployee directors also held the following amounts of vested, non-voting deferred stock units acquired under the Directors Deferred Stock Unit Plan. Each unit is valued by reference to one share of Common Stock.

Betsy J. Bernard	1,926	Frank P. Popoff	13,937
Jean-Pierre Garnier	12,072	H. Patrick Swygert	4,966
Jamie S. Gorelick	4,568	André Villeneuve	9,773
Charles R. Lee	13,414	H. A. Wagner	12,800
Richard D. McCormick	9,259	Christine T. Whitman	1,316
Harold McGraw III	2,741

(5)	Ms. Gorelick and Messrs. Lee, McCormick, Popoff, Swygert and Wagner have sole voting and investment power with respect to the balance of their holdings of Common Stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews and makes recommendations to the Board of Directors concerning the reliability and integrity of UTC’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with UTC’s policies and procedures, Code of Ethics and applicable laws and regulations. The Committee annually nominates UTC’s independent auditors for appointment by the shareowners, and evaluates the independence, qualifications and performance of UTC’s internal and independent auditors. The Committee establishes procedures for and oversees receipt, retention and treatment of complaints received by UTC regarding accounting, internal control or auditing matters; and the confidential, anonymous submission by employees of UTC of concerns regarding questionable accounting or auditing matters.

The Committee has reviewed and discussed with management and UTC’s independent auditors UTC’s audited financial statements as of and for the year ended December 31, 2003. The Committee discussed with UTC’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of UTC’s internal controls and the overall quality of UTC’s financial reporting. The Committee has discussed with UTC’s independent auditors the matters required by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended, and also the auditors’ independence from UTC and its management, including the written disclosures and letter from UTC’s independent auditors required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended.

UTC’s independent auditors represented to the Committee that UTC’s audited financial statements were prepared in accordance with generally accepted accounting principles in the United States of America.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in UTC’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC. The Committee also recommended to the Board of Directors that PricewaterhouseCoopers LLP be nominated for appointment by the shareowners as UTC’s independent auditors for 2004.

AUDIT COMMITTEE

Frank P. Popoff, Chairman	Harold McGraw III
Jamie S. Gorelick	André Villeneuve
Richard D. McCormick	H. A. Wagner

REPORT OF THE COMMITTEE ON

COMPENSATION AND EXECUTIVE DEVELOPMENT

UTC’s executive compensation program facilitates the recruitment and retention of leaders and the alignment of management and shareowner interests. The program emphasizes long term, at risk and variable compensation. Key components of the program include base salary, bonus, stock options, dividend equivalents and other elements set forth on the Summary Compensation Table on page 13. Performance-based executive compensation, such as bonuses and stock options, is not subject to the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code.

Compensation data from a group of 36 peer companies (the “Compensation Peer Group”) establish the market norms for the program. The Committee targets base salary and incentive compensation at approximately the median of this peer group. Long term incentive awards are targeted at the median for the program overall and within the quartile above the median for senior executives. Actual values vary with individual and corporate performance.

Annual bonuses are determined by financial objectives and assessments of individual performance. The Corporate Office 2003 objectives were earnings per share growth and free cash flow as a percentage of net income. Business unit objectives were growth in operating income and free cash flow as a percentage of net income. Success against these objectives and overall assessed performance determine the bonus pool amounts that are established separately for the Corporate Office and each business unit. The Committee determines individual award amounts for UTC’s most senior executives. Bonuses for the five Named Executive Officers collectively may not exceed 0.75% of UTC’s adjusted net income, with no more than 30% of this amount available to the CEO and a maximum of 17.5% to each of the other four Named Executive Officers.

UTC’s Continuous Improvement Incentive Program (“CIIP”) covers long term executive compensation and consists of stock options and performance-based dividend equivalents (“DEs”). Targeted values of awards are allocated between stock options and DEs. Stock options have a term of ten years, are priced at market on the date of grant and vest after three years or at retirement. DEs are granted in tandem with stock options and vest subject to achievement of three-year cumulative CIIP financial performance targets. A vested DE is the right to receive a payment equal to the common stock dividend. DE payments, if earned, commence following the three year performance measurement period and expire over periods of up to seven years (the remaining period of the option) or earlier if the associated stock option is exercised.

Compensation actions affecting the CEO are based on measured performance and the Committee’s overall assessment of corporate and individual performance. Relationships to Compensation Peer Group Data are also included. Mr. David’s bonus for 2003 of $2.8 million was based on earnings per share and free cash flow and the Committee’s positive overall assessment of CEO performance for the year. The combination of base salary and bonus placed Mr. David within the quartile above the median of the Compensation Peer Group. Mr. David was granted 325,000 stock options and associated DEs in 2003.

In 2003, UTC delivered strong financial performance in spite of weak business conditions. These results reflect UTC’s business balance worldwide and ongoing and sustained productivity and efficiency gains. Diluted earnings per share increased 6% for the year and have increased at a rate of 19% annually (compound) since 1993. Free cash flow increased 3% to $2.3 billion, approximately equal to net income and 126% of net income before voluntary pension contributions. Revenues increased 10% to $31.0 billion. The debt-to-capital ratio declined from 37% to 31%. UTC completed $2.3 billion in acquisitions, repurchased $401 million of its shares and increased its common stock dividend 43%.

UTC’s Total Shareowner Return (“TSR”) for 2003 was 55%, compared with 28% for the Dow and 29% for the S&P 500. UTC’s ten-year compound TSR through 2003 is 629%, compared with 242% for the Dow and 186% for the S&P 500.

Institutional Investor magazine ranked Mr. David as one of America’s best CEOs and first in the Aerospace & Defense Electronics category. BusinessWeek recognized him as one of its 24 “best managers” for 2003.

COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

H. A. Wagner, Chairman	Richard D. McCormick
Jean-Pierre Garnier	Frank P. Popoff
Charles R. Lee

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following tables summarize the compensation earned by the CEO and the other four most highly compensated executive officers for services performed in all capacities during the last three fiscal years.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name & Principal Position	Year	Salary ($)	Bonus($) (1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)		Securities Underlying Options (#)	All Other Compensation ($) (4)
George David Chairman and Chief Executive Officer	2003 2002 2001	$1,200,000 $1,200,000 $1,200,000	$2,800,000 $2,400,000 $1,800,000	$225,837 $214,352 $82,546	$0 $0 $0		325,000 350,000 300,000	$74,909 $70,403 $52,571

Stephen F. Page Vice Chairman & Chief Financial Officer	2003 2002 2001	$750,000 $668,333 $640,000	$1,250,000 $1,250,000 $850,000	$143,522 $111,614 $59,842	$0 $1,875,000 $0	(5)	150,000 90,000 78,000	$37,243 $37,243 $39,620

Ari Bousbib President, Otis Elevator	2003 2002 2001	$475,000 $430,000 $430,000	$650,000 $575,000 $475,000	$54,212 $49,544 $50,013	$0 $750,000 $1,505,000	(5) (5)	80,000 70,000 254,000	$31,425 $31,425 $28,105

Geraud Darnis President, Carrier Corporation	2003 2002 2001	$455,000 $393,846 $385,962	$500,000 $425,000 $350,000	$92,792 $87,261 $388,823	$0 $750,000 $0	(5)	80,000 70,000 231,000	$34,710 $31,912 $29,960

Louis Chênevert President, Pratt & Whitney	2003 2002 2001	$525,000 $500,000 $500,000	$325,000 $525,000 $475,000	$62,077 $56,212 $53,286	$0 $0 $0		85,000 85,000 272,000	$37,730 $37,730 $35,520

(1)	Incentive compensation shown in the Bonus column for the Named Executive Officers was paid under the Annual Incentive Compensation Plan, which is discussed in the Report of the Committee on Compensation and Executive Development on page 11.

(2)	The amounts shown in this column for 2003 include: $86,479 and $53,223 for personal use of corporate aircraft for security reasons for Messrs. David and Page, respectively; perquisite allowances for each of Messrs. David, Page, Bousbib, Darnis and Chênevert of $123,699, $69,159, $38,960, $32,780 and $45,067, respectively; leased vehicle payments for each of Messrs. David, Page, Bousbib, Darnis and Chênevert of $15,659, $20,822, $13,717, $18,054 and $6,792, respectively. The amounts shown for 2002 include: $160,049 and $54,394 for personal use of corporate aircraft for security reasons for Messrs. David and Page, respectively; perquisite allowances for each of Messrs. David, Page, Bousbib, Darnis and Chênevert of $46,466, $38,035, $34,042, $28,103 and $40,744, respectively; and leased vehicle payments for each of Messrs. David, Page, Bousbib, Darnis and Chênevert of $7,837, $19,109, $13,832, $15,529 and $6,199, respectively; and a payment of $32,469 associated with Mr. Darnis’ 2001 transfer from an international assignment. The amounts shown for 2001 include: $22,104 for personal use of corporate aircraft for security reasons for Mr. David; perquisite allowances for each of Messrs. David, Page, Bousbib, Darnis and Chênevert of $37,738, $36,808, $38,956, $29,818 and $35,713, respectively; and leased vehicle payments for each of Messrs. David, Page, Bousbib, Darnis and Chênevert of $22,705, $18,424, $10,972, $7,316 and $12,063, respectively; a payment of $166,250 associated with Mr. Darnis’ 2001 transfer from an international assignment; and a tax equalization payment of $141,054 associated with Mr. Darnis’ international assignment in Singapore as President, Carrier Asia Pacific.

(3)	At the close of business on December 31, 2003, the following Named Executive Officers held total non-vested restricted shares as follows: Mr. Page: 25,000 shares valued at $2,369,250; Mr. Bousbib: 20,000 shares valued at $1,895,400 and Mr. Darnis: 10,000 shares valued at $947,700. The foregoing values were calculated by multiplying the closing market price of the Common Stock on December 31, 2003 by the number of restricted shares held. Regular quarterly dividends are paid on all shares of restricted stock.

(4)	For 2003, this category consisted of employer matching contributions in the Employee Savings Plan of $7,200 each for Messrs. David, Page, Bousbib, Darnis and Chênevert, and life insurance premium payments by UTC of $67,709, $30,043, $24,225, $27,510 and $30,530, respectively, for Messrs. David, Page, Bousbib, Darnis and Chênevert.

(5)	Consists of grants of 25,000, 30,000 and 10,000 shares of time-vesting restricted stock to Messrs. Page, Bousbib and Darnis, respectively, each valued at the market price of Common Stock as of the date of grant. All shares granted to Messrs. Page and Darnis are scheduled to vest on April 10, 2004. For Mr. Bousbib, 10,000 shares vested on January 1, 2003 and 10,000 are scheduled to vest on each of April 10, 2004 and January 1, 2005. Vesting will occur if the officers continue to be employed by UTC through the vesting date.

Option Grants in the Last Fiscal Year

	Individual Grants (1)
Name	Number of Shares Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
G. David	325,000(3)	4.9%	$63.41	1/1/2013	$6,757,445
S. Page	150,000(3)	2.3%	$63.41	1/1/2013	$3,118,821
A. Bousbib	80,000(3)	1.2%	$63.41	1/1/2013	$1,663,371
G. Darnis	80,000(3)	1.2%	$63.41	1/1/2013	$1,663,371
L. Chênevert	85,000(3)	1.3%	$63.41	1/1/2013	$1,767,332

(1)	Under certain circumstances, including a change of control of UTC, the Board of Directors, under the terms of the Long Term Incentive Plan, may accelerate the vesting of option grants, purchase an outstanding grant for the cash value thereof, or provide for other adjustments or modifications to the outstanding grants. All stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant.

(2)	The estimated values listed in this column are based on the Black-Scholes option pricing model and a number of variables. The following assumptions were used in determining the estimated value of the grants: risk free interest rate of 2.98%, stock price volatility of 39.02%, dividend yield of 1.75% and option holding period of 5 years. The estimated values are not intended as a forecast of future appreciation in the price of the Common Stock. If the Common Stock does not increase in value above the exercise price of the stock options, then the grants described in the table will have no value. There is no assurance that the value realized by an executive will be at or near the values estimated.

(3)	These stock options were granted on January 2, 2003, have a ten year term and will vest and become exercisable on January 2, 2006 or earlier in the event of death or retirement. These stock options include an equal number of Dividend Equivalents (“DE’s”) under the CIIP as discussed on page 12. DEs will vest only if previously established three year CIIP performance goals are achieved.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

Name	Shares Acquired On Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options/ SARs at Fiscal Year-End (#)		Value of Unexercised in-the-Money Options/ SARs at Fiscal Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
G. David	1,310,000	$66,226,550	3,225,000	975,000	$183,317,610	$26,698,500
S. Page	195,000	$11,103,809	605,000	318,000	$31,407,413	$8,695,260
A. Bousbib	0	$0	260,000	404,000	$10,415,200	$9,246,980
G. Darnis	12,000	$442,680	114,000	381,000	$5,375,655	$8,798,020
L. Chênevert	30,000	$1,216,800	263,000	442,000	$9,650,260	$10,211,590

(1)	The value reported is based either on the closing price of the Common Stock on the date of exercise or on December 31, 2003, as applicable, and is calculated by subtracting the exercise price per share from the applicable closing price.

Performance Graph

The following graph presents the cumulative total shareowner return for the five years ending December 31, 2003 for the Common Stock, as compared to the Standard & Poor’s 500 Stock Index and to the Dow Jones 30 Industrial Average. The Common Stock price is a component of both indices. These figures assume that all dividends paid over the five-year period were reinvested, and that the starting value of each index and the investment in Common Stock was $100.00 on December 31, 1998.

	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03
United Technologies	$100	$121.03	$148.40	$123.53	$120.17	$186.75
S&P 500	$100	$121.04	$110.02	$96.95	$75.52	$97.18
Dow Jones Industrials	$100	$127.26	$121.33	$114.76	$97.54	$124.86

Equity Compensation Plan Information

The following table provides information as of December 31, 2003 concerning Common Stock issuable under equity compensation plans:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	37,254,123	(1)	$56.23	12,959,000	(2)
Equity compensation plans not approved by security holders	7,835,597	(3)	$63.81	4,440,300	(4)
Total	45,089,720		$57.55	17,399,300

(1)	Consists of options awarded under the Long Term Incentive Plan (the “LTIP”) and the Nonemployee Director Stock Option Plan (the “Nonemployee Director Plan”). Options to be issued under the LTIP include options that resulted from the conversion of awards granted under equity compensation plans of Sundstrand Corp. at the time it was merged into Hamilton Sundstrand Corp.

(2)	Represents the maximum number of shares of Common Stock that may be issued in 2004 in accordance with the following recurring annual limits: (i) Under the LTIP, the maximum number of shares with respect to which awards may be issued for any calendar year may not exceed 2% of the outstanding shares of Common Stock, plus Common Stock equivalents included in the calculation of earnings per share and Treasury shares, as reported in UTC’s Annual Report on Form 10-K for the preceding fiscal year; and (ii) Under the Nonemployee Director Plan, the number of stock options awarded annually may not exceed 4,000 for each nonemployee director. For 2003, 12,812,000 shares were available under these Plans of which 6,411,500 shares of Common Stock were the subject of awards. The LTIP has a ten-year term limit and will expire on April 24, 2005. The Nonemployee Director Plan has a ten-year term limit and will expire on April 22, 2006.

(3)	Consists of options awarded under the Employee Stock Option Plan and the Board of Directors Deferred Stock Unit Plan (the “Deferred Stock Unit Plan”).

(4)	Represents the maximum number of shares of Common Stock that may be issued in 2004 under the Employee Stock Option Plan, the Deferred Stock Unit Plan and the UTC Employee Scholar Program. Recurring annual limits for each Plan are as follows: (i) The Employee Stock Option Plan was adopted by the Board in 1997 to further align the interests of participating employees with those of shareowners. Under the Plan, key employees below executive level are eligible to receive stock option awards. All options have an exercise price equal to the closing price of Common Stock on the date of issuance, become exercisable after three years and have a ten-year term. A maximum of 4 million stock options may be awarded annually under the Employee Stock Option Plan and no more than 20 million shares in total may be awarded after June 30, 2003. (ii) Under the Deferred Stock Unit Plan, nonemployee directors receive an annual retainer in cash and/or deferred stock units as described on page 9. A director may elect to receive stock options of equivalent value under the Nonemployee Director Plan in lieu of cash or deferred stock units otherwise provided under the Deferred Stock Unit Plan. (iii) Under the Employee Scholar Program eligible employees receive Common Stock having a value of up to $10,000 when they receive a bachelor’s degree. Recipients of an associate’s degree receive shares of Common Stock having a value of up to $5,000. A maximum of 400,000 shares of Common Stock may be awarded annually under the Employee Scholar Program and no more than 4 million shares in total may be awarded after June 30, 2003. The number of shares awarded each year is based on the number of college degrees awarded under the Program. For 2003, 4,438,385 shares of Common Stock were available under these plans, of which 252,657 shares of Common Stock were the subject of awards.

Section 16(a) Beneficial Ownership Reporting Compliance

UTC believes, based upon a review of the forms filed and written confirmation provided by its officers and directors, that during 2003 all of its officers and directors filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, except that there were inadvertent failures to submit timely reports of the initial holding by Stephen Finger of 200 stock options, a purchase by Richard McCormick of 400 shares of Common Stock, a transfer by Ronald McKenna of 4,169 common stock units out of the Common Stock fund under the Employee Savings Plan, the initial holding by Olivier Robert of 15,000 shares of Common Stock and the initial holding by Jan van Dokkum of 1,231 deferred stock units and his acquisition of 21 deferred stock units.

Certain Transactions and Business Relationships

UTC and its subsidiaries have had, and expect in the future to have, transactions in the ordinary course of business with companies for which certain of the nonemployee directors are officers or directors. These transactions have not been of a nature or involved amounts that impair the independence of any of the nonemployee directors under UTC’s director independence standards. The transactions also have not been material to UTC and UTC believes the transactions were not material in relation to the businesses of such other companies or the interests, if any, of the directors involved. A brother of William Bucknall, Jr., Senior Vice President, Human Resources and Organization, is employed by UTC’s Sikorsky Aircraft subsidiary as Manager, Human Resources. A brother of Todd Kallman, Vice President, Corporate Strategy and Development, is employed by Otis Elevator as an Account Manager. A son-in-law of Ronald McKenna, President of UTC’s Hamilton Sundstrand subsidiary, is employed by Hamilton Sundstrand as Manager, Marketing & Business Development. Stephen Page’s son is employed by UTC’s Carrier subsidiary as Assistant Controller. The compensation and benefits provided to these individuals is consistent with that provided to other employees with equivalent qualifications and responsibilities at these subsidiaries.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

In 1981, the Board of Directors adopted the Senior Executive Severance Plan (the “Severance Plan”). The Committee on Compensation and Executive Development and the CEO have the authority to select the participants in the Severance Plan. As of December 31, 2003, 33 key executives, including the Named Executive Officers, were covered under the Severance Plan. For executives covered as of December 10, 2003, the Severance Plan provides that in the event the participant’s employment with UTC terminates for any reason (other than death, disability or retirement at or after the normal retirement date) within two years after any change of control of UTC (as defined in the Severance Plan) the participant will receive: (i) a cash payment equal to three times the participant’s highest annual compensation (including base salary and incentive compensation) during the preceding three years; (ii) accelerated vesting of all awards outstanding under the Long Term Incentive Plan; (iii) special supplemental retirement benefits determined as if the participant had three years additional credited service under UTC’s pension plans as of the date of termination; and (iv) continuation of other fringe benefits or equivalent benefits for a period of three years. The Severance Plan provides for a supplemental cash payment to the extent necessary to preserve the level of benefits in the event of the imposition of excise taxes payable by a participant in respect of “excess parachute payments” under the Internal Revenue Code. In 2003, the Severance Plan was amended to provide that executives who become covered under the Plan after December 10, 2003 may not receive severance benefits that exceed the value of 2.99 times base salary plus bonus. The value of lump sum severance payments, periodic cash payments, consulting fees, post-termination employee benefit plan and fringe benefit continuation and additional pension service credit are subject to this limit. The value of accelerated vesting under the Long Term Incentive Plan and payments made to offset excise taxes are not subject to the 2.99 times limit.

In addition to the Severance Plan, 32 key executives, including the Named Executive Officers, are eligible to receive separation benefits at the time of their termination from employment with UTC, subject to certain limited exceptions. The value of such separation benefits under this program is 2.5 times base salary at the date of separation. Benefits are subject to offset against any amounts paid pursuant to the Severance Plan.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35	40
$250,000	$70,300	$93,700	$104,600	$115,600	$127,000	$139,500
$500,000	$145,300	$193,700	$217,100	$240,600	$264,500	$289,500
$1,000,000	$295,300	$393,700	$442,100	$490,600	$539,500	$589,500
$1,500,000	$445,300	$593,700	$667,100	$740,600	$814,500	$889,500
$2,000,000	$595,300	$793,700	$892,100	$990,600	$1,089,500	$1,189,500
$2,500,000	$745,300	$993,700	$1,117,100	$1,240,600	$1,364,500	$1,489,500
$3,000,000	$895,300	$1,193,700	$1,342,100	$1,490,600	$1,639,500	$1,789,500
$3,500,000	$1,045,300	$1,393,700	$1,567,100	$1,740,600	$1,914,500	$2,089,500
$4,000,000	$1,195,300	$1,593,700	$1,792,100	$1,990,600	$2,189,500	$2,389,500
$4,500,000	$1,345,300	$1,793,700	$2,017,100	$2,240,600	$2,464,500	$2,689,500
$5,000,000	$1,495,300	$1,993,700	$2,242,100	$2,490,600	$2,739,500	$2,989,500

The above table sets forth estimated annual benefits payable upon retirement at age 65 under UTC’s defined benefit pension plans. Compensation covered by the pension plans consists of total cash remuneration in the form of salaries, including awards paid under the Annual Executive Incentive Compensation Plan (shown in the Bonus column of the Summary Compensation Table), but excluding awards paid under the Long Term Incentive Plan (shown in the Long Term Compensation columns of the Summary Compensation Table). Benefits are computed as a single life annuity payable at age 65. The benefit amount equals a percentage of final average earnings during the highest five consecutive years out of the last ten years worked, less a portion of the participant’s social security benefit. As a result of Internal Revenue Code limitations, a substantial portion of senior executives’ pension benefits are excluded from UTC’s tax qualified retirement plan and trust and instead are provided through a supplemental plan that restores the excluded portion of the benefits. Pension benefits paid from the supplemental plan are paid in the same form of annuity applicable under the qualified plan or, subject to certain conditions, in a lump sum or annual installments. Benefits under the supplemental plan are generally not funded in advance except in the event of a change of control as defined by the plan.

As of December 31, 2003, the Named Executive Officers had the following full years of credited service for determining benefits: G. David, 28 years; S. Page, 10 years; A. Bousbib, 6 years; G. Darnis, 20 years and L. Chênevert, 10 years.

SHAREOWNER PROPOSALS

Share holdings of the various shareowner proponents and, where applicable, names and addresses of additional filers, will be supplied upon oral or written request.

Shareowner Proposal Concerning Disclosure of Executive Compensation

Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, NW, Washington, D.C. 20037, intends to introduce the following proposal at the Annual Meeting:

RESOLVED: “That the shareholders recommend that the Board take the necessary steps that United Technologies specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.”

“If you AGREE, please mark your proxy FOR this proposal.”

The Board of Directors’ Statement in Opposition

Disclosure of executive compensation is governed by the Securities and Exchange Commission’s proxy disclosure rules. In accordance with these rules, UTC already discloses in each proxy statement information as to the base salary, incentive compensation and specified additional compensation received by the Chief Executive Officer and certain of the other most highly compensated executive officers during the previous three fiscal years.

The proposal would require disclosure by UTC beyond that required of other companies. Such disclosure could provide competitors with sensitive compensation information that might assist them in recruiting talented employees away from UTC.

The Board believes that any additional disclosure requirements with respect to executive compensation should apply to all publicly held companies, and UTC’s required disclosure should therefore generally be limited to disclosure requirements promulgated by the Securities and Exchange Commission.

The Board of Directors therefore believes disclosure in addition to that required by current law is not appropriate and recommends that Shareowners vote AGAINST this proposal.

Shareowner Proposal Concerning Ethical Criteria for Military Contracts

The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, NJ 07961 and other filers intend to introduce the following proposal at the Annual Meeting:

RESOLVED: that the Board of Directors review and if necessary amend and amplify our Company’s code of conduct and statements of ethical criteria for military production-related contract bids, awards and contract execution, and report the results of this process to shareholders within six months of the annual meeting.

SUPPORTING STATEMENT

We believe that authentic global security exists only when all people everywhere feel secure. Global security will only come about when there is justice for all through human development and environmental and economic sustainability.

Faith communities measure the global economy not only by what it produces, but also by its impact on the environment, how it touches human life and whether it protects the dignity of the human person.

We believe decisions to develop and to produce weapons can have grave consequences to the lives and/or freedom of people worldwide if the company has not considered its responsibility for its decisions. We believe that economic decision making has both moral and financial components, and that our company’s responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations.

We believe companies engaging in research, development, production and sales of weapons, weapons components and weapons delivery systems must evaluate the decisions made when bidding on such work. That bidding contract process must follow a defined format and include clear, concise criteria and policies.

We recommend that the criteria/standards include:

•	ethical business practices such that human rights and fair labor standards are upheld;
•	long-term environmental impact studies as well as waste management plans at production sites;
•	strategies for stability of employment, including description of alternate production plans and funding sources;
•	directives for business practices which respect the culture of communities in which factories are located;
•	guidelines derived after critical study of political and civil stability of countries and before sale of weapons, weapons parts and dual-use technology;
•	studies of potential impacts of military production and use of those products on peoples’ economies, environments and societies, along with specific actions for remediation, should it be required;
•	processes that ensure that the principles of the common good and the integrity of creation are considered when making decisions about bidding on contracts.

The Board of Directors’ Statement in Opposition

UTC’s Annual Report to Shareowners and its periodic Reports on Form 10-K and 10-Q provide extensive information concerning UTC’s military and defense-related products and services. UTC has also made available on its website a copy of its Code of Ethics and descriptions of its Business Practices organization and compliance programs.

UTC’s Code of Ethics confirms its commitment to the highest standards of ethics and business conduct. UTC’s policy is to comply with applicable laws, including laws regulating the sale of military products and environmental, health and safety laws.

In general, UTC’s work on military programs is highly regulated by the U.S. Government. The Board of Directors believes that the executive and legislative branches of the U.S. Government are the proper forums to consider and determine public policy with respect to military production and contracts. UTC makes it research, development and production capabilities available under contracts with the U.S. Government and others only after any necessary approvals are granted by the U.S. Government.

The Board of Directors does not believe that a further review of its Code of Ethics is warranted or that a special report on criteria for military contracts would be informative or beneficial.

The Board of Directors recommends that shareowners vote AGAINST this proposal.

Shareowner Proposal Concerning Future Senior Executive Stock Option Grants to be Performance Based

The Amalgamated Bank LongView Collective Investment Fund, 11-15 Union Square, New York, NY, 10003, intends to introduce the following proposal at the Annual Meeting:

RESOLVED: The shareholders of United Technologies Corporation (“United Technologies” or the “Company”) urge the Board of Directors to adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. “Performance-based” stock options are defined here as:

(1)	indexed options, whose exercise price is linked to an industry index;
(2)	premium-priced stock options, whose exercise price is above the market price on the grant date; or
(3)	performance-vesting options, which vest when the market price of the stock exceeds a specific target.

SUPPORTING STATEMENT

As shareholders, we support compensation policies for senior executives that provide challenging performance objectives and motivate executives to achieve long-term shareholder value.

In our view, standard stock options give windfalls to executives who are lucky enough to hold such options during a bull market and penalize executives who hold them during a bear market. Investors and market observers, including Warren Buffett, Alan Greenspan and Al Rappaport, have criticized standard options as inappropriately rewarding mediocre or poor performance. Mr. Buffett has characterized standard stock option plans as “really a royalty on the passage of time,” and all three favor using indexed options.

Performance-based options of the sort we propose tie executive compensation more closely to company performance. For example, indexed options reward executives for outperforming their competitors in an appropriate peer group. They thus have value when a company’s stock price rises in excess of its peer group average or declines less than the average stock price decline of its peers. (By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options may remove pressure to reprice stock options.) In short, superior performance may be rewarded regardless of movements in the broader market.

The other performance-based options named in the resolution also seek to tie compensation more closely to performance. Thus, premium-priced and performance-vesting options seek to encourage senior executives to set and meet ambitious but realistic performance targets.

We believe that such a reform would be useful at United Technologies. Last year’s report of the Committee on Compensation and Executive Development indicates that the Committee did not use any specific quantitative formulas in calculating compensation of our Chairman and CEO. Rather, the Committee’s decision to award Mr. David 350,000 stock options and associated dividend equivalents was based on “a favorable assessment of his and the Corporation’s performance in 2002.” Moreover, long-term incentive awards for other senior executives appear to focus on achieving a level of compensation that slightly exceeds the median award level at peer companies, with individual and corporate performance assigned less importance.

We note that General Electric has announced that it will move away from reliance on traditional stock option awards for CEO incentive awards and that the CEO will receive a new form of compensation tied to performance targets achieved over five years.

We urge shareholders to vote FOR this proposal.

The Board of Directors’ Statement in Opposition

The Board of Directors’ Committee on Compensation and Executive Development, comprised exclusively of independent outside directors, is responsible for, among other things, discharging the Board’s responsibility relating to executive compensation programs and policies. UTC’s executive compensation program, of which stock options are a crucial component, is designed, in part, to facilitate the recruitment and retention of executives; emphasize long-term, at risk and variable compensation; and align management and shareowner interests.

The Board believes UTC’s executive compensation program is already substantially based on performance and has effectively aligned management and shareowner interests. Long Term Incentive Plan awards consist primarily of non-qualified stock options and associated dividend equivalents. The exercise prices of stock options are set at the market price of UTC common stock on the date of grant. Therefore, the options enforce the goal of future performance by basing the value of the award on the future success of UTC rather than making the award instantly valuable. Grants of stock options under the Long Term Incentive Plan typically are also subject to a three-year vesting period, consistent with the long-term nature of the compensation.

In addition, a significant portion of the value of executives’ Long Term Incentive Awards consists of performance-based dividend equivalents granted in tandem with stock options. A dividend equivalent represents the right to receive payments equal to the common stock dividend for up to seven years or until the associated stock option is exercised. Dividend equivalents vest solely on the basis of achievement of specified financial performance targets.

The Board believes that forcing the pricing of options to reflect a variable price based on some index or premium price or conditioning their vesting on meeting some stock price could undermine or distort the incentives for senior executives that the option grants were designed to foster.

The executive compensation programs and policies directly reflect UTC’s performance. During 2003, UTC’s total shareholder return (“TSR”) was 55% compared with 28% for the Dow Jones Industrials and 29% for the S&P 500. UTC’s TSR has substantially exceeded the Dow Jones Industrials and S&P 500 over the past 10 years, averaging 22% annually compared with 13% and 11% respectively. Earnings per share have increased at an annual compound rate of 19% since 1993. Given UTC’s TSR compared to the broader market, the Board believes that the value realized from stock options reflects UTC’s performance and not a windfall attributable to general stock market appreciation, as suggested by the shareowner proposal.

In addition, the Committee on Compensation and Executive Development needs to maintain the flexibility to determine the form of stock options that may be granted to senior executives in the future and should not be limited to the categories of options that the proposal characterizes as performance-based. Requiring UTC to grant options with pricing terms or vesting conditions that are inconsistent with compensation practices followed by UTC’s competitors could place us at a significant disadvantage in recruiting and retaining senior executives.

The Board also believes that indexed stock options may not be in the best interests of UTC and the shareowners because they may not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, thereby limiting the deductibility of compensation attributable to stock options.

The proposed modifications to stock option awards are not appropriate at this time. The current option plan gives the Board’s Committee on Compensation and Executive Development the flexibility to design option awards in the manner it believes to be necessary to attract and retain senior executives essential to UTC’s future success and to align the interests of those senior executives with UTC’s shareowners. The Board believes that restricting this flexibility is not in the best interests of the shareowners.

The Board of Directors recommends that shareowners vote AGAINST this proposal.

Shareowner Proposal Concerning an Independent Chairman of the Board

The Trowel Trades S&P 500 Index Fund, P.O. Box 75000, Detroit, MI 48275, intends to introduce the following proposal at the Annual Meeting:

RESOLVED: The shareholders of United Technologies Corporation (“Company”) urge the Board of Directors to amend the bylaws to require that an independent director who has not served as chief executive officer (“CEO”) of the Company shall serve as chairman of the Board of Directors.

SUPPORTING STATEMENT

The primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. We believe that separating the roles of chairman and CEO will promote greater management accountability to shareholders and lead to a more objective evaluation of the CEO. In our opinion, an independent chairman will enhance investor confidence in our Company and strengthen the integrity of the Board.

Recent corporate scandals have focused attention on the issue of board independence and the need for an independent board chairman. According to the Wall Street Journal, “in a post-Enron world of tougher corporate-governance standards, the notion of a separate outside chairman is gaining boardroom support as a way to improve monitoring of management and relieve overworked CEOs” (Splitting Posts of Chairman, CEO Catches on With Boards, November 11, 2002).

Corporate governance experts have questioned how one person serving as both chairman and CEO can effectively monitor and evaluate his or her own performance. The Conference Board’s Commission on Public Trust and Private Enterprise that was established to address the declining trust in companies said in a January 2003 report that the dual role of Chairman and CEO “can provide a potential for conflict.” The Commission recommended that two separate individuals should perform the roles of Chairman and CEO, and the Chairman should be one of the independent directors.

New listing standards proposed by the New York Stock Exchange also stress the importance of independent boards. The proposed rules require that non-management directors must regularly meet without management. An independent chairman would provide strong leadership at these meetings.

Many institutional investors have found that a strong, objective board leader can best provide the necessary oversight of management. For example, the California Public Employees’ Retirement System’s (CalPERS) Corporate Governance Core Principles and Guidelines advocate that a lead independent director be appointed to coordinate the activities of the independent directors when the offices of chairman and CEO are held by the same person. CalPERS also asserts “true board independence may ultimately—within the next decade—require a serious re-examination of this historic combination of [the chairman and CEO] powers.” (emphasis in original)

By setting agendas, priorities and procedures, the position of chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective board. Conversely, we fear that combining the positions of chairman and CEO may result in a passive and uninvolved board that rubber-stamps the CEO’s own decisions.

For these reasons, we urge a vote FOR this resolution.

The Board of Directors’ Statement in Opposition

The Board believes that the best interests of UTC and its shareowners would not be served by adopting a bylaw provision that would require the Chairman of the Board to be an independent director who has not served as Chief Executive Officer. The Board should be free to exercise its judgment to determine who should serve as Chairman at any particular point in time in light of UTC’s circumstances at the time. The proposed bylaw would instead require a particular structure and deprive the Board of its flexibility to organize its functions and conduct its business in the manner it deems most efficient and effective.

The Board of Directors believes its independence is not compromised by having a single person serve as Chairman and Chief Executive Officer. The functions of the Board are carried out at the full Board and Board committee levels. The Board has been, and continues to be, a strong proponent of Board independence and has adopted Governance Principles that comply with the latest NYSE listing standards, as well as many of the “best practice” principles espoused by corporate governance groups. UTC’s Governance Principles require, among other things, that:

•	A substantial majority of directors must be independent in accordance with NYSE listing standards;
•	The Audit, Nominations and Governance, Compensation and Executive Development and Public Issues Review committees of the Board must be composed exclusively of independent directors;
•	The independent directors must meet in regularly scheduled executive sessions at which an independent director is selected to preside;
•	The Board and its committees must annually review and assess the effectiveness of their performance as a group; and
•	Each key committee of the Board must annually review its charter and the Committee on Nominations and Governance must review UTC’s Governance Principles annually.

All of the nonemployee nominees for election to the Board this year are independent in accordance with UTC’s director independence standards and the latest NYSE listing standards. Board membership has also been dynamic, with 40% of the nominees having been elected to the Board after January 1, 2000. The Committee on Nominations and Governance, comprised solely of independent directors, is responsible for, among other things, identifying and recommending qualified candidates for election to the Board, developing and recommending appropriate corporate governance practices and recommending director compensation. The Committee on Compensation and Executive Development, also comprised solely of independent directors, is responsible for reviewing and approving the Chief Executive Officer’s objectives, evaluating his performance in light of those objectives and recommending his compensation based on this evaluation.

It should also be noted that UTC has a record of strong financial performance. UTC’s total shareholder return has substantially exceeded the Dow Jones Industrials and the S&P 500 over the past 10 years, averaging 22% annually compared with 13% and 11% respectively. Earnings per share have increased at an annual compound rate of 19% since 1993. UTC also received strong corporate governance ratings in 2003.

The Board believes that by establishing a strong and independent board of directors and implementing effective governance principles and practices, it has already adopted measures directed at maintaining the appropriate balance between senior management and the independent directors. The Board also believes that it should be afforded the flexibility to select a Chairman as circumstances warrant at the time and that the proposal imposes an unnecessary restriction.

The Board of Directors recommends therefore that shareowners vote AGAINST this proposal.

Debra A. Valentine

Vice President, Secretary and

Associate General Counsel

APPENDIX

INDEPENDENCE OF DIRECTORS

The UTC Board of Directors has adopted the following standards to assist it in making determinations of director independence, and may revise these standards from time to time as it deems appropriate, subject to applicable stock exchange listing requirements:

1.	A director who is an employee, or whose immediate family member is an executive officer, of the Corporation is not independent until three years after the end of such employment relationship.

2.	A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Corporation, other than the normal compensation and benefits for service as a director (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 in such compensation. Compensation received by an immediate family member for service as a non-executive employee of the Corporation need not be considered in determining independence under this test.

3.	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Corporation is not independent until three years after the end of either the affiliation or the auditing relationship.

4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Corporation’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from the Corporation for property or services in an amount which in any single fiscal year exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

6.	A director who serves as an executive officer of a charitable organization that receives contributions from the Corporation in any single fiscal year in excess of the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues is not independent until three years after falling below such threshold.

Director affiliations that do not conflict with these standards or exceed these thresholds will not be considered to impair a director’s independence. These standards will be applied in accordance with any transition periods or other transition provisions under the applicable stock exchange listing rules.

For purposes of this determination of director independence, the term “immediate family member” shall include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

As required by the Charter of the Audit Committee, Audit Committee members must also satisfy the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934.

P R O X Y è

Proxy Solicited on Behalf of the Board of Directors of

the Corporation for Annual Meeting, April 14, 2004

The undersigned hereby appoints Charles R. Lee, Frank P. Popoff and H. A. Wagner, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of United Technologies Corporation (“UTC”) to be held April 14, 2004, and at any adjournment thereof, as directed on this card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

This card also constitutes voting instructions to the Trustee under each of the UTC employee savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of UTC held by the Trustee under any such plan(s) as described in the Proxy Statement. To withhold a vote for any individual, please insert the nominee’s name (or the number provided below) in the blank provided in Item 1 on the reverse of this Proxy Card.

Election of Directors, Nominees:

01) Betsy J. Bernard	07) Harold McGraw III
02) George David	08) Frank P. Popoff
03) Jean-Pierre Garnier	09) H. Patrick Swygert
04) Jamie S. Gorelick	10) André Villeneuve
05) Charles R. Lee	11) H. A. Wagner
06) Richard D. McCormick	12) Christine Todd Whitman

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

SEE REVERSE

SIDE

éFOLD AND DETACH HEREé

United Technologies Corporation

Notice Of

Annual Meeting of Shareowners

Wednesday, April 14, 2004

2:00 p.m.

Pratt & Whitney Space Propulsion

17900 Beeline Highway

Jupiter, Florida

PLEASE USE THE ENTRANCE ON BEELINE HIGHWAY

☒	Please mark your votes as in the example.	1787

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the Board of Directors nominees, FOR proposal 2 and AGAINST proposals 3, 4, 5 and 6, or if this card constitutes voting instructions to a Savings Plan Trustee, such Trustee will vote as described in the Proxy Statement.

	FOR	WITH- HELD		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1. Election of Directors. (see reverse)	☐	☐	2. Appointment of Independent Auditors	☐	☐	☐	3. Shareowner Proposal Concerning Disclosure of Executive Compensation	☐	☐	☐
Vote for all nominees except:							4. Shareowner Proposal Concerning Ethical Criteria for Military Contracts	☐	☐	☐

							5. Shareowner Proposal Concerning Performance Based Senior Executive Stock Options	☐	☐	☐

							6. Shareowner Proposal Concerning an Independent Chairman of the Board	☐	☐	☐

The Board of Directors recommends a vote FOR the election of directors.			The Board of Directors recommends a vote FOR proposal 2.				The Board of Directors recommends a vote AGAINST proposals 3, 4, 5 and 6.

Signature(s)	The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
Date
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é  FOLD AND DETACH HERE  é

VOTER CONTROL NUMBER:

VOTE BY MAIL, TELEPHONE OR VIA THE INTERNET

You may return your Proxy Card by mail, or you may use the telephone or Internet to vote your shares at any time, 24 hours a day, 7 days a week, by using the voter control number indicated above.

TO VOTE BY MAIL:	TO VOTE BY TELEPHONE:	TO VOTE VIA THE INTERNET:
Return your signed, dated Proxy in the envelope provided.	From the U.S. or Canada, using a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683)	http://www.eproxyvote.com/utx

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the Proxy Card. If you choose to vote your shares electronically, there is no need for you to mail back your Proxy Card. Please note that if you wish to attend the Annual Meeting you must still return your white or blue Ticket Request Card.

ONLINE ACCESS TO PROXY MATERIALS. Registered shareowners may sign up at the following website for online access to future annual reports and proxy materials, rather than receiving mailed copies: http://www.econsent.com/utx

THE DIRECT REGISTRATION SYSTEM offers shareowners the ability to register their shares in “book entry” form without having a physical certificate issued. For information, call UTC’s Shareholder Direct information line at 1-800-881-1914.

UTC’S SHAREOWNER DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN provides eligible holders of UTC Common Stock with a simple and convenient method of investing cash dividends and voluntary cash payments in additional shares of Common Stock without payment of any brokerage commission or service charge. Shareowners should carefully review the Plan Prospectus before investing. For a Plan Prospectus contact EquiServe at 1-800-519-3111.

FOR UTC INFORMATION call our 24-hour-a-day toll-free Shareholder Direct information line, which provides recorded summaries of UTC’s quarterly earnings information and other company news. Callers also may request copies of quarterly earnings and news releases, by either fax or mail, and obtain copies of the UTC Annual Report and Form 10-K. To access the service, dial 1-800-881-1914. Additional information about UTC can be found at: http://www.utc.com

FORM OF EMAIL MESSAGE SENT TO EMPLOYEES PARTICIPATING IN COMPANY SAVINGS PLAN WHO RECEIVE ELECTRONIC ACCESS TO PROXY MATERIALS

Dear UTC Shareowner:

Thank you for participating in online access to UTC’s Annual Meeting Materials. Equiserve Trust Company, N.A. is the independent registrar and transfer agent for UTC Common Stock.

The UTC Annual Report for 2003 and the Proxy Statement for the 2004 Annual Meeting of Shareowners are now available. To view the Annual Report and Proxy Statement, please click on the following link to the web site:

http://investors.utc.com/

REMEMBER, YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES AS SOON AS YOU RECEIVE AND REVIEW YOUR PROXY MATERIALS.

To vote your shares over the Internet, please click on the following link to the secure and confidential voting web site and enter your confidential voter control number exactly as it appears below:

http://www.eproxyvote.com/utx

Confidential Voter Control Number:

You may also use your voter control number to vote your shares by telephone. Simply call 1-877-779-8683 to access the secure and confidential telephone voting service. When voting by telephone, please keep the above voter control number available for your reference, as well as the following list of matters to be voted on:

Item 1 - Election of Directors, Nominees:

01 Betsy J. Bernard

02 George David

03 Jean-Pierre Garnier

04 Jamie S. Gorelick

05 Charles R. Lee

06 Richard D. McCormick

07 Harold McGraw III

08 Frank P. Popoff

09 H. Patrick Swygert

10 André Villeneuve

11 H. A. Wagner

12 Christine Todd Whitman

Item 2—Appointment of Independent Auditors

Item 3—Shareowner Proposal Concerning Disclosure of Executive Compensation

Item 4—Shareowner Proposal Concerning Ethical Criteria for Military Contracts

Item 5—Shareowner Proposal Concerning Performance Based Senior Executive Stock Options

Item 6—Shareowner Proposal Concerning an Independent Chairman of the Board

FURTHER INFORMATION CONCERNING THE ABOVE ITEMS IS INCLUDED IN THE PROXY STATEMENT FOR 2004:

http://investors.utc.com/

To view UTC’s Environment, Health & Safety Progress Report for 2003, please click on the following link to the web site:

http://www.utc.com/social/environment/pdf/2003_ehsreport.pdf

If you would like to request a ticket to attend UTC’s 2004 Annual Meeting, please click on the following link:

http://www.utc.com/investors/shareowner_tickets/index.htm

For assistance or if you would like to request paper copies of the Annual Report or Proxy Statement, please contact Shareholder Information Services at 1-800-881-1914 or the UTC Corporate Secretary’s Office at 1-860-728-7870.

Equiserve